UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2010

TRANSCEND SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-18217	33-0378756
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

One Glenlake Parkway, Suite 1325, Atlanta, GA 30328

(Address of principal executive offices, including zip code)

(678) 808-0600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Compensation of Named Executive Officers

On January 13, 2010, the Compensation Committee of Transcend Services, Inc. (“Transcend”) completed its annual performance and compensation review of the Company’s named executive officers (“executive officers”) as defined by Item 402(a)(3) of Regulation S-K and made recommendations to the Board of Directors for fiscal 2010 compensation. The following is a description of the compensation arrangements that were approved by the Board of Directors for Transcend’s executive officers:

Fiscal 2010 Annual Base Salary

The following salary changes were approved by the Board of Directors effective January 1, 2010:

	Annual Salary
Name	Previous	New
Larry Gerdes	$315,000	$340,000
Lance Cornell	$200,000	$215,000
Susan McGrogan	$250,000	$275,000

Fiscal 2010 Target Awards under the 2010 Bonus Plan

For fiscal 2010, each of the executive officers is eligible to earn a cash incentive award under Transcend’s 2010 Bonus Plan based primarily on the achievement of specified objective performance targets and, to a lesser extent, other discretionary measures for the 2010 fiscal year. Mr. Gerdes, Mr. Cornell and Ms. McGrogan are each eligible to receive a bonus at a target rate of 50% of annual salary, with the potential to achieve 120% of the target rate (60% of annual salary) upon specified over-achievement of their objectives. Mr. Cooper is eligible to receive a target bonus of $60,000, with the potential to achieve 120% of the target bonus upon specified over-achievement of his objectives. Such bonuses, if any, will be paid in the first quarter of 2011.

Name	Bonus at Target
Larry Gerdes	$170,000
Lance Cornell	$107,500
Susan McGrogan	$137,500
Leo Cooper	$60,000

In addition, Mr. Cooper is eligible to receive a commission equal to a percentage of first year annual revenue generated from 2010 new customer sales, earned and payable over the first year of the agreements. The percentage rate for each sale is based on total cumulative sales as follows:

$0 - $10,000,000	0%
$10,000,001 - $16,000,000	0.5%
$16,000,001 - $20,000,000	0.875%
> $20,000,000	1.0%

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Transcend Services, Inc.

Date: January 15, 2010	/s/ Lance Cornell
Lance Cornell
Chief Financial Officer
(Principal Financial Officer)